EXHIBIT 23.2

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 25, 2009 (May 18, 2009 as to the effects on the consolidated financial statements of the retrospective application of the provisions of Financial Accounting Standards Board Statement No. 160 and FSP No. EITF 03-6-1 as described in Note 1) relating to the consolidated financial statements of Bio-Rad Laboratories, Inc. and subsidiaries and the effectiveness of Bio-Rad Laboratories, Inc.’s internal control over financial reporting (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of a new accounting standard in 2007 and retrospective adoption of new accounting standards in 2009), appearing in the Current Report on Form 8-K of Bio-Rad Laboratories, Inc. dated May 18, 2009, and our report dated February 25, 2009 on the consolidated financial statement schedule appearing in the Annual Report on Form 10-K of Bio-Rad Laboratories, Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

December 8, 2009